For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                            EXHIBIT 14


                    FIRST KEYSTONE CORPORATION
                 DIRECTORS AND SENIOR MANAGEMENT
                          CODE OF ETHICS

     Directors and Senior Officers of First Keystone Corporation (the "company") hold an important and elevated role in corporate governance. As part of the Corporate Leadership Team, directors, and senior officers are vested with both the responsibility and authority to protect and preserve the interests of all of the company's constituents, including shareholders, employees, customers and citizens of the communities in which we conduct business. The maintenance of extremely high standards of honest, ethical and impartial conduct is essential to assure the proper performance of the company's business and the maintenance of the public's trust. This Code of Ethics prescribes the policies and procedures to be employed and enforced in both the company's operations and its subsidiary's The First National Bank of Berwick's operations.

     * It is your responsibility to comply with the law and behave in an ethical manner. This responsibility cannot be delegated or assumed by the company.

     * This code cannot anticipate every possible situation or cover every topic in detail. Most of the topics covered in this code are explained in greater detail in the FNB Employee Handbook. From time to time, the company may establish compliance programs to address specific subjects. If you are unclear about a situation, seek guidance before taking action.

     * The standards in this code do not necessarily take into account all legal requirements. Where more restrictive local laws or requirements exist, those take precedence.

     * Comply with all applicable governmental rules and regulations. Failure to obey laws and regulations violates this code and may expose both you and the company to criminal or civil prosecution. Any violation of this code or other compliance programs may result in corrective action, up to and including termination. The company may also seek civil remedies from you and even refer criminal misconduct to law enforcement agencies.



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     *    You are responsible for reporting suspected violations
          of this code, immediately to our Corporate Compliance
          Officer, Matthew P. Prosseda.

     * If you have a question about a topic covered in this code, please review the FNB Employee Handbook. If you still have a concern regarding any possible unethical or illegal conduct, please contact our Corporate Compliance Officer.

Conflicts of Interest
_____________________

     A "conflict of interest" exists any time one faces a choice between what is in his/her personal interest (financial or otherwise) and the interest of our company. Such situations are not always easy to avoid. When a conflict of interest arises, it is important that directors and officers act with great care to avoid even the appearance that their actions were not in the best interest of the company. If you find yourself in a position where your objectivity may be questioned because of individual interest or family or personal relationships, notify our Corporate Compliance Officer, immediately.

Ownership Interests
___________________

     Board of Directors approval is required for our company to do business with a company in which a director or officer or
family member owns   directly or indirectly   an interest.  IF
YOU OR A FAMILY MEMBER OWN OR ACQUIRE AN INTEREST THAT IS GREATER THAN 5% IN ANY COMPANY, BOARD APPROVAL IS NEEDED:

     *    IF THE COMPANY HAS MORE THAN $1,000 IN DEPOSITS, LOANS
          OR DOES MORE THAN $1,000 IN ANNUAL SALES OF GOODS OR
          SERVICES TO OUR COMPANY OR ITS AFFILIATES; OR

     *    IF YOU HELP MAKE COMPANY PURCHASING OR LENDING
          DECISIONS OR HAVE A PART IN PAYMENT FOR THE GOODS AND
          SERVICES.

IF YOUR OWNERSHIP INTEREST DOES NOT MEET ANY OF THE ABOVE
CRITERIA, BOARD APPROVAL IS NOT NEEDED, BUT YOU REMAIN OBLIGATED
TO KEEP OUR COMPANY'S INTERESTS FIRST IN MIND.

Gifts, Meals, Services and Entertainment
________________________________________

     One should not request or accept anything that might be used as a means to influence, or even appear to influence, you against the company's best interests. Personal gifts should not be accepted other than those considered common business courtesies and for which one would reasonably expect to give something similar in return in the normal course of business. One must not accept or give any gift in excess of $100 in value without the prior approval of our Compliance Officer.


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

Safeguarding Confidential Information
_____________________________________

     Trade secrets and other proprietary information of the Company and its customers and suppliers, employee data, information about the Company's customers and suppliers, and all other non-public information that might be of use to the Company's competitors or harmful to the Company or its customers, if disclosed, is confidential information. Confidential information should be protected by all Covered Persons and, except to the extent legally required or specifically authorized by an appropriate representative of the Company, should not be disclosed to persons inside or outside the Company who do not have a legitimate, work-related need to know such information. The loss of this information through inadvertent or improper disclosure could be harmful to the Company and its customers and suppliers.

Safeguarding Company Assets/Accuracy of Books And Records
_________________________________________________________

     We maintain internal controls to provide direction on protecting company assets and financial accountability. The controls are based upon the following principles.

DO NOT:

     * Make personal use of company assets that creates additional costs for the company, interferes with work duties or violates any company policies;

     * Allow company property to be used to help carry out illegal acts;

     * Manipulate financial accounts, records or reports for personal gain;

     * Maintain off the book accounts to facilitate questionable or illegal payments; or

     *    Violate any law or regulation.

DO:

     * Prepare project budget proposals with accurate information;

     * Maintain books, accounts and records according to generally accepted accounting principles, using enough detail to reflect accurately and fairly company transactions;

     * Record transactions in a timely manner, so that no misleading financial information is created. (These transactions include, but are not limited to, income, expense, indebtedness, obligation, reserves and acquisition or disposition of assets, etc.);

     * Retain company records in accordance with established policies and applicable legal and regulatory requirements; and



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

     * Give full, fair, accurate, timely, and understandable disclosure in any and all periodic reports filed with the United States Securities and Exchange Commission.

Providing Candor in Dealing with Auditors,
Examiners and Legal Counsel
___________________________

     All employees, officers and directors are required to respond honestly and candidly when dealing with the bank's independent and internal auditors, regulators and attorneys.

Insider Trading
_______________

     Insider trading is a crime that can carry severe penalties. If you know material, confidential information about our company or any company with whom we have a business relationship and you trade company securities, such as stocks or bonds, while in possession of that information or tell others about it before it is made public, you may have violated the insider trading laws. Please review the FNB Employee Handbook for details on our insider trading policy.

     Material information is the type of news that would affect a reasonable investor's decision on whether or not to invest in the company's stock. Examples include plans to issue securities, sharp changes in earnings patterns, changes in dividend rates, changes in key management personnel, mergers, acquisitions, and important regulatory actions affecting the company. This policy forbids you from trading not only in our stock, but also in those of our suppliers, customers or other companies with whom we have a business relationship while in possession of material inside information learned in the course of your employment at our company.

     We encourage all officers to invest in our stock. However, if you have access to any information not readily available to the public, you must be very careful when trading stock to be sure you have not traded while in possession of material non public information. When you have such information:

     * Do not tell anyone not authorized to have the information. A casual remark to a friend may find its way to a broker and eventually to the entire financial community thereby requiring the company to make a premature or unplanned public announcement. This "tipping" may be illegal and damaging to the company.

     * Do not trade in our company's stock (or that of an applicable outside company) until the news has been made public for at least two full business days. Circumstances suggesting the possibility of insider trading may result in an investigation by governmental authorities of company and stockbroker records of stock trading transactions. This investigation could damage the company's reputation and result in liability or penalties, including criminal charges and fines against the individual.

     * This policy against insider trading also covers transfers into and out of company stock or savings plans and changes in patterns involving purchases of our stock within the plans. However, generally, regular scheduled monthly purchases of our stock within plans are not prohibited.

If you are planning to effect a transaction in our securities, contact our Corporate Compliance Officer in advance.

Bribery, Kickbacks And Other Improper Payments
______________________________________________

     Our company and its directors and officers must maintain high ethical and professional standards in all dealings.

     * Do not directly or indirectly promise, offer or make payment in money or anything of value to anyone, including a government official, agent or employee of a government, political party, labor organization or business entity or a candidate of a political party, with the intent to induce favorable business treatment or to improperly affect business or governmental decisions.

     * Our code does not necessarily take into account all local legal requirements. Where more restrictive local laws exist, those take precedence. In general, we do not consider ordinary and reasonable business entertainment or gifts of insubstantial value that are customary and legal in the local market to be improper.

     * Document any entertainment of and gifts to customers, vendors, suppliers and potential customers, vendors and suppliers.

     * Loans are not made by our company to its senior officers. Loans are made by our banking subsidiary and comply with all federal and state laws, statutes and regulations.

     * Do not solicit for yourself or for a third party (other than the Company itself) anything of value from anyone in return for any business, service or confidential information of the Company.

     * Do not accept anything of value (other than bona fide salary, wages and fees referred to in 18 U.S.C. 215
          (c)) from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated.



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

                          ACKNOWLEDGMENT

     I, the undersigned, hereby acknowledge that I have received a copy of the Code of Ethics of First Keystone Corporation and its subsidiaries and affiliates. I further certify that I have reviewed the Code of Ethics, I have had an opportunity to ask questions, and that I understand its provisions and what they require of me as an officer and/or director of First Keystone Corporation. I understand that a violation of this Code of Ethics may result in the termination of my employment or a request for me to resign from the Board of Directors.



______________________        _____________________________
Date                          Signature

                              _____________________________
                              Print Name and Title



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